UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2023

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

24275 Katy Freeway, Suite 600,	Katy,	Texas	77494
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (281) 258-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SLCA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

U.S. Silica Holdings, Inc. (the “Company”) previously announced that Donald A. Merril, the Company’s Executive Vice President and Chief Financial Officer, was terminated without cause effective October 20, 2023 (the “Separation Date”). As previously reported, Mr. Merril’s termination was not as a result of any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments.

On November 17, 2023, the Company and U.S. Silica Company entered into a Confidential Separation, Severance and General Release Agreement (the “Separation Agreement”) with Mr. Merril.

Pursuant to the Separation Agreement, Mr. Merril will receive a lump sum payment in the amount of his annual base salary of $440,000 and continuation of group health insurance pursuant to COBRA for 12 months following the Separation Date. Mr. Merril will also be eligible to earn an annual incentive under the Company’s 2023 Annual Bonus Incentive Program, with performance goals commensurate with Mr. Merril’s position on the Separation Date and paid in accordance with the Company’s standard pay practices in early 2024.

Within 30 days of execution of the Separation Agreement, Mr. Merril shall vest in his unvested time-based restricted stock units (“RSUs”) that were scheduled to vest in February 2024; namely, one-third of the total number of RSUs granted to Mr. Merril in each of February 2021, February 2022 and February 2023. With respect to Mr. Merril’s outstanding and unvested performance-based restricted stock units (“PSUs”), such PSUs will continue to remain outstanding until the applicable performance results have been certified and will become vested or be forfeited based on actual performance in accordance with the otherwise applicable performance vesting conditions set forth in each applicable award agreement. The number of PSUs to become vested under the Separation Agreement shall be the number of PSUs that would have become vested based on actual performance for the full performance period in the applicable award agreement multiplied by a fraction, the numerator of which is the number of calendar days in the period beginning with the date of commencement of such performance period and ending on December 31, 2023, and the denominator of which is one thousand ninety six (1,096) and, in each case, will be settled in accordance with the terms and conditions of the applicable award agreements. Mr. Merril shall also remain fully vested in the nonqualified stock options previously granted to him which have previously vested and have not been exercised or expired. Such vested non-qualified stock options shall remain exercisable until the earlier of (i) 90 days after the Separation Date, and (ii) the expiration of the stated term of such non-qualified stock options.

Pursuant to the Separation Agreement, Mr. Merril has executed a general release of claims against the Company and has agreed to continued compliance with the non-compete and non-solicitation provisions to which he is subject.

The foregoing summary of the terms of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

10.1*	Confidential Separation, Severance and General Release Agreement dated November 17, 2023 by and between Donald A. Merril, U.S. Silica Company and U.S. Silica Holdings, Inc.

104	Cover Page Interactive Data File (formatted as inline XBRL)

*	Exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. Copies of any omitted exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2023

U.S. SILICA HOLDINGS, INC.

/s/ Stacy Russell
Stacy Russell
Executive Vice President, General Counsel & Corporate Secretary